UNITED BANCORP, INC.
SENIOR MANAGEMENT BONUS DEFERRAL STOCK PLAN
(As amended through October 20, 2011)
1 -- PURPOSE

1.1  Deferred Compensation. The purpose of this Senior Management Bonus Deferral Stock Plan is to provide Eligible Employees with a means of deferring payment of certain bonuses payable to them in the future as a result of serving as an employee of the Company and/or an Affiliated Entity, while at the same time expressing their commitment to the Company by subjecting such deferred payments to the stock market performance of the common stock of the Company.

1.2  Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA.

2 -- DEFINITIONS

As used in the Plan, the following terms have the following respective meanings:

“Affiliated Entity” means, an employer and any corporation which is a member of a controlled group of corporations (as defined in Code § 414(b)), any trade or business (whether or not incorporated) which is under common control (as defined in Code § 414(c)) or an affiliated service group (as defined in Code §§ 414(m) and 414(o)) hereinafter referred to as the “Related Group.” Only a member of the Related Group who has adopted this Agreement may contribute to it and only employees of an adopting member of the Related Group may become eligible to participate and receive benefits under the Agreement.

"Board" means the Board of Directors of the Company.

"Bonus" means, for any given calendar year, the entire amount payable in cash to an Eligible Employee in such year pursuant to the Senior Management Cash Bonus Plan or, if less, the amount payable to the employee pursuant to such plan which equals the Deferral Limit applicable for such calendar year.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" has the meaning given in Section 3 hereof.

"Company" means United Bancorp, Inc., a Michigan corporation, and any successor thereof.

"Deferral Limit" means, for any given calendar year, the maximum amount which any person eligible to participate in the Director Plan during the immediately preceding calendar year could elect to defer under that plan for such preceding year.

“Determination Date” means, for each Participating Director, the earliest date on which, due to death, Disability or Separation of Service, such Participating Director is neither an employee of the Company nor an employee of any Affiliated Entity.

"Director Plan" means the Director Retainer Stock Plan, as submitted for approval by the shareholders of the Company at its 1996 annual meeting and (provided such approval is obtained) as it thereafter may be amended from time to time.

“Disability” means, the employee is unable to perform any substantially gainful activity by reason of any medically determinable mental impairment that is expected to last for more than twelve (12) months or result in death.

"Eligible Employee" means, for any relevant time, each employee of the Company or an Affiliated Entity who at that time is eligible to participate in the Senior Management Cash Bonus Plan.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Key Employee” means, an employee has met the requirements of Code §§ 414(i)(1)(A)(i), 414(i)(1)(A)(ii) or 414(i)(1)(A)(iii), but disregarding Code § 416(i)(5) at any time during the twelve (12) month period ending on December 31st of each calendar year.

“Market Price” means, for any given date, the last sale price of the Shares reported on the OTC Bulletin Board (or any successor exchange or system that is the primary stock exchange or system for trading of Shares) prior to the close of market (i) on such date, or (ii) if no sale occurs on such date, the last day for which a sale price was reported.  If the Shares are not readily tradable on an established securities market, Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Internal Revenue Code.

"NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

"Participant" means an individual who, while an Eligible Employee, has elected to participate in the Plan as contemplated by Section 5.1 hereof.

"Participation Election" has the meaning given in Section 5.1 hereof.

"Plan" means this Senior Management Bonus Deferral Stock Plan.

"Reserve Account" has the meaning given in Section 6.1 hereof.

"Rule 16b-3" means Securities and Exchange Commission Rule 16b-3 (or any successor rule or regulation), as in effect and applicable to the Company at a given time.

"Shares" means shares of the no par value common stock of the Company, or such other securities or other property as hereafter may become issuable to a Participant in lieu of shares of such stock pursuant to an adjustment made under Section 9 hereof.

"Senior Management Cash Bonus Plan" means the United Bancorp, Inc. “Cash Incentive Plan–Tier # 1" and “Management Committee Incentive Compensation Plan”, as in effect at a relevant time or such successor cash bonus plan of the Company as is then in effect at a relevant time or such successor cash bonus plan of the Company as is then in effect for senior management employees of the Company and/or the Affiliated Entities.

“Separation from Service” shall have the same meaning given to that term under Treas. Reg. § 1.409A-1(h) and shall be determined in the same manner.

“Specified Employee” means, an employee, as of the date of Separation from Service, is treated as a Key Employee and is employed by a Related Employer whose stock is publicly traded on an established securities market.

3 -- ADMINISTRATION

The Plan shall be administered by a committee of the Board (the "Committee") consisting of all Directors of the Company other than any who are Eligible Employees. To the extent consistent with the terms of the Plan, Committee shall have the power to interpret, any Plan provision, to prescribe, amend, and rescind rules and regulations relating to the Plan, to appoint such agents to assist in the administration of the Plan as the Committee deems appropriate, and to make all other determinations that it deems necessary or advisable to administer the Plan. The Committee's interpretation and construction of the Plan and all other Committee decisions concerning the Plan or the rights of any Participant or other person thereunder shall be binding and conclusive for all purposes upon all interested parties, subject only to the procedures and limited review permitted under Sections 11.1 through 11.4 of the Plan.

4 -- SHARES SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 9 hereof, no more than 5,000 Shares in the aggregate may be issued pursuant to the Plan. There shall at all times be reserved for issuance under the Plan from the authorized and unissued Shares a number of Shares equal to the maximum number that in the future may be issued under the Plan.

5 -- ELECTION PROCEDURES

5.1  Initial Elections. After the Plan becomes effective, an Eligible Employee may elect to defer payment of all or a portion of his or her future Bonuses by executing and delivering to the Secretary of the Company (or such other officer of the Company as the Committee hereafter may designate) a written election to participate in the Plan (a "Participation Election"), identifying (as a multiple of 10%) the percentage of the Eligible Employee's Bonuses elected to be deferred and otherwise in such form as the Committee shall have approved. If a Participation Election is executed and delivered by an Eligible Employee no later than 30 days after the Plan becomes effective (or, for an individual who later becomes an Eligible Employee, no later than 30 days after he or she first became eligible), the employee's election shall be given effect commencing with any Bonus payable to the employee in the next calendar year, unless a later calendar year is specified in the Participation Election.  If a Participation Election is executed and delivered by an Eligible Employee after the 30 day period applicable to such employee, the election shall be given effect commencing with the second calendar year following the calendar year in which the Participation Election is delivered or, if later, the year specified therein.

For any calendar year occurring after 2004, an Eligible Employee may elect in writing to defer payment of all or a portion of his or her future Bonuses by executing and delivering to the Secretary of the Company (or such other officer of the Company as the Committee hereafter may designate) a written election to participate in the Plan (a “Participation Election”), identifying (as a multiple of 10%) the percentage of the Eligible Employee’s Bonuses elected to be deferred and otherwise in such form as the Committee shall have approved provided such election is made prior to the following dates:

(a)	June 30, 2005, with respect to Bonuses declared in the 2005 calendar year; and,

(b)	Prior to the commencement of the calendar year in which such Bonuses are declared, with respect to Bonuses declared in the 2006 calendar year and thereafter.

Notwithstanding the above, in the year in which an employee first becomes eligible to participate in this Plan, the Eligible Employee may make a deferral election, with respect to future compensation only. The election must be made within 30 days after initial eligibility.

A cash payment of a Bonus which is not deferred hereunder shall be made as soon as practicable after the close of the fiscal year to which the Bonus relates.

A Participant may terminate an election to defer an immediate cash payment or may terminate participation in the Plan during all or part of the calendar year 2005.

5.2  Changes in Elections. An Eligible Employee who has become a Participant by complying with the procedures set forth above thereafter may increase or decrease the percentage of his or her Bonuses to be deferred or may terminate future deferrals by executing and delivering to the Secretary or other designated officer another Participation Election reflecting such increase, decrease, or termination. However, the change reflected in such other Participation Election shall only become effective commencing with the second calendar year following the calendar year in which the Participation Election is delivered or, if later, the year specified therein.

6 -- RESERVE ACCOUNTS

6.1  Establishment of Accounts. For each Participant, the Company shall establish and maintain a bookkeeping account (a "Reserve Account") in which all units allocable to the Participant due to his or her participation in the Plan shall be credited.

6.2  Credits to Accounts for Deferred Bonuses. Whenever a Bonus is payable to a Participant, the cash amount otherwise payable shall be reduced by the percentage of such amount which the Participant has elected to defer pursuant to his or her Participation Election then in effect (up to the applicable Deferral Limit), and there shall be credited to the Participant's Reserve Account a number (to four decimal places) of units that is equal to the amount by which the Participant's cash payment has been reduced, divided by the Market Price as of the date the cash payment is payable.

6.3  Credits for Cash Dividends or Distributions. On the payment date for any cash dividend or other cash distribution declared upon the Shares, there shall be credited to each Participant's Reserve Account that number (to four decimal places) of units that is equal to the total of units which on the related record date were in the Participant's Reserve Account, multiplied by the per Share cash dividend or other distribution, and divided by the Market Price on such payment date.

6.4  Reports Concerning Accounts. In January of each year, the Company shall provide each Participant with an report of his or her Reserve Account balance as of the end of the preceding year, which report shall show any gain or loss in the value of the Participant's Reserve Account since the prior report.

7 -- PAYMENT OF ACCOUNT VALUES

7.1  General. Subject to the provisions of Sections 7.2 and 7.3 and to applicable tax withholding as contemplated in Section 8.5, on or within 30 days after a Participant's Determination Date, the Company shall issue and deliver to the Participant that number of Shares which equals the number of whole units credited to his or her Reserve Account as of the Determination Date and shall pay to the Participant in cash an amount equal to the difference (if any) between the total number of whole and fractional units credited to the Reserve Account as of the Determination Date and the number of Shares being distributed, multiplied by the Market Price as of the Determination Date. If, on the date such Shares are issued and/or such payment is made, any cash dividend or other cash distribution has been declared upon the Shares with a record date earlier than the issuance date but after the Determination Date, then the Company also shall pay to the Participant in cash an amount equal to the total number of units credited to his or her Reserve Account on the Determination Date multiplied by the per Share cash dividend or distribution, but net of required tax withholding.

A distribution of Shares and/or cash to a "specified employee", under this section or under section 7.3, to the extent applicable to benefits which accrue after December 31, 2004 must be delayed until at least six months after separation from service (or until death, if earlier) if the Participant is a Specified Employee. A “ Specified Employee" is a an employee who: (a) own more than 5% of the stock of the Company; (b) owns more than 1% of the stock of the Company and has compensation from the Company in excess of $150,000 a year; or (c) is an officer of the Company under rules promulgated by the Internal Revenue Service under IRC §416 having compensation in excess of $130,000 a year (indexed in accordance with rules promulgated by the Internal Revenue Service under IRC §416).

7.2  Effect of Plan Limits on Shares. In any case in which the distribution of Shares to a Participant in accordance with Section 7.1 would be impermissible due to the Plan's limits on available Shares (after taking into account any then pending distribution to be made to any other Participant having an earlier Determination Date), the number of Shares to be issued to the affected Participant shall be reduced to the maximum number of Shares then permissible under such limits (or, if more than one Participant having the same Determination Date is affected, the highest whole number determined by multiplying the maximum number of Shares then available by a fraction the numerator of which is the Determination Date number of units in his or her Reserve Account and the denominator of which is the aggregate Determination Date number of units in the affected Participants' Reserve Accounts), and the remaining value of his or her Reserve Account (or, if necessary, the entire value of such account) shall be determined in accordance with Section 7.1 and shall be payable in cash.

7.3  Distribution in Case of Death or Disability. If a Participating Director’s Determination Date occurs due to death, or if he or she dies prior to delivery of Shares and any cash required to be delivered pursuant to the Plan, the Shares deliverable shall be issued in the name of, and such Shares and any cash required to be delivered under the Plan shall be delivered to, the beneficiary or beneficiaries designated in the Participating Director’s then most recent Participation Election, or, if no beneficiary has been designated, the legally appointed personal representative of the Participating Director’s estate. If no such representative is appointed by the time delivery is due, then the Company shall hold the items to be delivered until appointment occurs or proper claim for such items otherwise is made of the Company by the person or persons entitled thereto. If the

Company is notified that a Participating Director has been adjudicated mentally incompetent, using criteria that satisfied the requirements of Treasury Regulation § 1.409A-3(i)(4), as of the time Shares and any cash deliverable under the Plan are to be delivered to the Participating Director, or if it otherwise is demonstrated to the satisfaction of the Company, by a method permissible under Treasury Regulation § 1.409A-3(i)(4), that such mental incapacity then exists by a person authorized by a durable power of attorney or similar document to attend to the Participating Director’s financial affairs, the Shares shall be issued in the name of, and such Shares and any required cash shall be delivered to, the Participating Director’s legally appointed guardian or conservator or, if none has been appointed, the holder of such power of attorney or similar document. Payments made pursuant to this Section 7.3 shall operate as a complete discharge of the Company, each Affiliated Entity and the Committee.

8 -- MISCELLANEOUS MATTERS

8.1  Participant Rights Concerning Reserve Accounts. Reserve Accounts are not intended to be and shall not be trust accounts or escrow accounts for the benefit of any Participant or other person, nor shall the establishment and maintenance of a Reserve Account in itself afford any Participant or other person any right or interest in any asset the Company may determine to earmark or in any Shares reserved for future payment of benefits under the Plan. Rather, deferred compensation credited to the Reserve Accounts shall constitute general assets of the Company, shall be subject to the claims of the Company's general creditors, and shall not cause this to be a funded plan within the meaning of any section of ERISA or the Code. Future benefits payable under the Plan shall be paid only from the authorized stock and general funds of the Company, and are intended to be unfunded for tax purposes. The sole right of a Participant or beneficiary or other successor in interest thereof with respect to his or her Reserve Account shall be the right as an unsecured general creditor of the Company to claim any Shares or cash to which the Participant becomes entitled after his or her Determination Date, pursuant to the terms and conditions of the Plan.

8.2  Inalienability of Reserve Accounts. A Participant's right and interest in his or her Reserve Account and in the benefits provided under the Plan shall not be subject in any manner to anticipation, alienation, sale, assignment, pledge, encumbrance, attachment, garnishment for the benefit of creditors of the Participant, or other transfer whatsoever, other than by will or the laws of descent and distribution. The Reserve Accounts and Plan benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

8.3  Rights as Holder of Shares. A Participant shall have no rights as a holder of Shares to be delivered pursuant to the Plan unless and until a certificate evidencing such Shares is issued by the Company.

8.4  No Effect on Employment. Nothing in the Plan or any Participation Election shall be construed to limit in any way the right of the Company or Affiliated Entity to terminate a Participant's employment at any time for any reason whatsoever; nor shall it be evidence of any agreement or understanding, express or implied, that the Company or any Affiliated Entity (i) will employ an employee in any particular position or for any particular period of time, (ii) will ensure participation in any incentive program, or (iii) will grant any awards from any such program. Nothing in the Plan or any Participation Election shall obligate any Eligible Employee or Participant to continue as an employee of the Company or any Affiliated Entity.

8.5  Withholding. The Company shall be entitled to withhold and deduct from any amounts due from the Plan to a Participant all legally required amounts necessary to satisfy any Federal, state, or local withholding taxes arising directly or indirectly in connection with the Plan or any Participation Election, and the Company may require the Participant to remit promptly to the Company the amount of any such taxes before taking any future action with respect to the Participant's Reserve Account or Participation Election.

8.6  Severability. The provisions of the Plan shall be deemed severable, and in the event any provision of the Plan is held invalid or unenforceable, the same shall not affect in any respect whatsoever the validity and enforceability of any other provision of the Plan. The Board shall have the power to modify any provision so held to the extent reasonably necessary to make the provision, as so modified, valid, enforceable, and compatible with the other provisions of the Plan.

8.7  Specified Employee Limitation. Except as otherwise provided in this subsection a distribution made because of a Separation of Service by a Specified Employee shall not occur before the date which is six (6) months after the Separation of Service. For this purpose, if an employee is treated as a Specified Employee he shall be treated as a Specified Employee for the entire twelve (12) month period beginning on April 1st of each calendar year. This subsection shall not apply to payments that occur after the death of an employee.

8.8  Applicable Law. The Plan and all actions taken under it shall be governed by the internal laws of the State of Michigan.

9 -- ADJUSTMENTS

In the event of any non-cash dividend or other distribution, or any stock split, reverse stock split, recapitalization, reorganization, split-up, spin-off, merger, consolidation, share exchange, or other like change in the capital or corporate structure of the Company affecting the Shares, there shall be made such adjustment or adjustments (if any) in the number and type of Shares issuable under the Plan and in the numbers of units credited to the Reserve Accounts of Participants as the Board determines to be appropriate in light of such event in order to continue to make available the benefits intended by the Plan, but no adjustment shall be required by reason of any sales of Shares or other Company securities by the Company at any price, whether below, or at or about, Market Price, and whether by or pursuant to warrant, option, right, conversion right or privilege, or otherwise.

10 -- DURATION OF THE PLAN

10.1  Effective Date; Plan Year. The Plan has been adopted by the Board subject to shareholder approval thereof and of the Director Plan at the Company's 1996 annual meeting of shareholders and shall become effective when, and only when, such approval is obtained. The records of the Plan shall be maintained on the basis of a calendar year, which shall be the Plan Year of the Plan.

10.2  Termination and Amendment. The Board may at any time and from time to time amend, modify, suspend, or terminate the Plan, with or without the approval of shareholders of the Company, except that: (i) no amendment or modification of the Plan shall be effective without shareholder approval at any time at which such approval is required, either by applicable rules of any securities exchange (including the NASDAQ National Market) on which Company stock is then principally traded, or by Rule 16b-3; (ii) none of the foregoing actions by the Board shall adversely affect the rights of a Participant with respect to benefits already accrued under the Plan without such Participant's consent; and (iii) for so long as may be necessary in order for the Plan to satisfy Rule 16b-3 requirements for "formula plans," the eligibility provisions of the Plan and those provisions affecting the type, extent, and timing of awards under the Plan may not be amended more often than every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder. Notwithstanding the preceding, the Board may amend the Plan in any manner required by law or to the extent the Board determines that a modification is needed to ensure that the Plan does not provide incentives for senior executive officers to take unnecessary or excessive risks that threaten the value of UBI or any of its controlled group members as prohibited by Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).

11. -- CLAIMS AND DISPUTES; ARBITRATION

11.1  Claims. Claims for benefits under the Plan shall be made in writing to the Committee. The claimant may furnish the Committee with any written material he or she believes necessary to perfect the claim.

11.2  Request for review. A person whose claim for benefits under the Plan has been denied, or his or her duly authorized representative, may request a review upon written application to the Committee, may review pertinent documents, and may submit issues and comments in writing. The claimant's written request for review must be submitted to the Committee within 60 days after receipt by the claimant of written notification of the denial of a claim. A decision by the Committee shall be made promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for proceeding, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The decision on review shall be in writing, shall include reasons for the decision, may include specific reference to the pertinent provision of the Plan on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

11.3  Arbitration. Unless otherwise required by law, any controversy or claim arising out of or relating to the Plan or the breach thereof shall be settled by binding arbitration in the City of Tecumseh in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the claimant, and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided in Section 11.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action, or interpretation of the Board or Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101 (1989). In the event the claimant shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the claimant's rights under this Plan, the claimant shall not be entitled to recover from the Company any attorney fees, costs, or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court), regardless of the final outcome.

11.4  Conduct of Arbitration Hearing. Any arbitration shall be conducted as follows:

The arbitrators shall follow the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence, shall grant essential but limited discovery, shall provide for the exchange of witness lists and exhibit copies, and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.

The decision of the arbitrator shall be final and binding upon the parties, and a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.

The costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.

Every asserted claim to benefits or other right of action by or on behalf of any Participant (or any beneficiary or other successor in interest or guardian, personal representative, or other representative thereof) against the Company or any Affiliated Entity arising out of or in connection with the Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Participant's Determination Date, or (iii) six months after notice is given to the Participant (or his or her beneficiary or other successor in interest or guardian, personal representative, or other representative, as the case may be) of the amount of benefits payable to or in the right of the Participant under the Plan.

12 -- RECOVERY

If any payment received by a Participant under this Plan is determined to have been based on statements of earnings, revenue, gains or other criteria that are later proven to be materially inaccurate, and the payment is determined to be subject to the recovery provisions of EESA as amended by ARRA, the Participant shall return to the Company the excess of any value received under this Plan over the value that would have been received based on an accurate determination of such criteria.